UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 8, 2005
 Date of Report (Date of earliest event reported)

AMERICAN EAGLE OUTFITTERS, INC.
 (Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

0-23760	13-2721761
(Commission File Number)	(IRS Employer Identification No.)

150 Thorn Hill Drive	15086-7528
Warrendale, Pennsylvania	(Zip Code)
(Address of principal executive offices)

(724) 776-4857
 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The information in this Form 8-K, including the accompanying exhibit, shall not be deemed to be "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

On March 10, 2005, American Eagle Outfitters (the "Company") issued a press release announcing a restatement of its consolidated financial statements and a change in its unaudited results of operations for the fourth quarter and year ended January 29, 2005, which were previously announced on March 2, 2005. A copy of the press release is attached hereto as Exhibit 99.1.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As a result of the February 7, 2005 letter from the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants which clarified existing generally accepted accounting principles applicable to leases, and after discussions with its Audit Committee and independent registered public accounting firm, Ernst & Young LLP, the Company has re-evaluated its lease accounting practices. Like many other retail companies, the Company will correct the way it accounts for leases, specifically the accounting for construction allowances and rent holidays.

Management and the Audit Committee of the Board of Directors of the Company concluded on March 8, 2005 that the Company's previously reported financial results will be restated to correct its accounting for leases. Accordingly, such previously filed financial statements and the related independent auditors' reports should no longer be relied upon. Management and the Audit Committee discussed these matters with Ernst & Young LLP.

The Company believes that the earnings impact of these changes is not material to any given period.  The primary impact of these changes on the Company's January 29, 2005 balance sheet is an increase to property and equipment and accounts receivable of approximately $67 million, as well as a corresponding increase to a deferred lease credit.  The primary impact of these changes on the Company's January 31, 2004 balance sheet is an increase to property and equipment and accounts receivable of approximately $64 million, as well as a corresponding increase to a deferred lease credit.

Historically, the Company has recognized straight line rent expense for leases beginning on the store opening date.  This had the effect of excluding the build-out period of its stores from the calculation of the period over which it expenses rent and recognizes construction allowances.  The Company is now changing this practice to include the build-out period in our calculations of rent expense and construction allowance amortization.

Additionally, the Company is changing its classification of construction allowances on its consolidated financial statements to record them as deferred liabilities, which will be amortized as a reduction to rent expense.  Furthermore, construction allowances will be presented within operating activities on its consolidated statements of cash flows.  Historically, construction allowances have been classified on the Company's consolidated balance sheets as a reduction of property and equipment and the related amortization has been classified as a reduction to depreciation and amortization expense (over the lesser of the useful life or the life of the lease) on the consolidated statements of operations.  The Company's consolidated statements of cash flows have historically reflected construction allowances as a reduction of capital expenditures within investing activities.

The Company will file its restated financial statements within its fiscal year 2004 Form 10-K filing as well as its fiscal year 2005 Form 10-Q filings.

Item 8.01. Other Events

On March 9, 2005, the Company issued a press release announcing that its Board of Directors raised its cash dividend to an annual rate of $0.20 per share, from $0.12 per share.  Additionally, the Board of Directors declared a quarterly cash dividend of $0.05 per share. The dividend is payable on April 8, 2005 to stockholders of record at the close of business on March 25, 2005. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Press release dated March 10, 2005 announcing a restatement of the Company's consolidated financial statements and a change to its unaudited fourth quarter and fiscal 2004 financial results
99.2	Press release dated March 9, 2005 announcing the declaration of a dividend

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AMERICAN EAGLE OUTFITTERS, INC.

Dated: March 14, 2005	By:	/s/ Dale E. Clifton
	Name:	Dale E. Clifton
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1*	Press release dated March 10, 2005 announcing a restatement of the Company's consolidated financial statements and a change to its unaudited fourth quarter and fiscal 2004 financial results
99.2	Press release dated March 9, 2005 announcing the declaration of a dividend

 * Such press release is being "furnished" (not filed) pursuant to Item 2.02 of the Current Report on Form 8-K.